UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 31, 2007

AUTOIMMUNE INC.

(Exact Name of Registrant as specified in its charter)

DELAWARE	0-20948	13-348-9062
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1199 Madia Street, Pasadena, CA	91103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 792-1235

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On August 31, 2007, Colloral LLC, AutoImmune’s joint venture with Deseret Laboratories, Inc., entered into a Supply and License Agreement, having an effective date of August 20, 2007 (the “Agreement”), with Bronson Laboratories, LLC, Futurebiotics, LLC and Jenasol LLC (collectively the “Bronson Companies”). Under the terms of the Agreement, Colloral granted the Bronson Companies a non-transferable and non-assignable license to market, offer for sale and sell Colloral’s proprietary dietary supplement for the relief of joint pain through direct response channels in the United States. The license is exclusive until September 1, 2008, but exclusivity may be extended under certain circumstances.

The initial term of the Agreement expires on September 1, 2010, subject to Colloral’s right to terminate it under certain conditions. The Bronson Companies have an option to renew the Agreement for one successive, three-year term if they achieve agreed upon milestones.

Colloral will manufacture, and supply the Bronson Companies with, the product, and the Bronson Companies have committed to purchase the product only from Colloral.

When AutoImmune files the Agreement as an exhibit to its Quarterly Report on Form 10-QSB, it intends to request confidential treatment with respect to certain terms of the Agreement.

The information contained in this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing with the Securities Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOIMMUNE INC.

By:	/s/ Robert C. Bishop
Robert C. Bishop, Ph.D. President and Chief Executive Officer

Date: September 13, 2007